Exhibit 99.1

US $

Resolute Reports Preliminary First Quarter 2018 Results

•	Q1 GAAP net income of $10 million or $0.11 per share
•	Adjusted EBITDA of $108 million
•	Positive pricing momentum across most product offerings
•	Profitability impacted by transportation challenges
•	New collective agreement with Unifor

MONTRÉAL, CANADA, May 3, 2018 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended March 31, 2018, of $10 million, or $0.11 per share, compared to a net loss of $47 million, or $0.52 per share, in the same period in 2017. Sales were $874 million in the quarter, an increase of $2 million from the first quarter of 2017. Excluding special items, the company reported net income of $17 million, or $0.18 per share, compared to a net loss, excluding special items, of $30 million, or $0.33 per share, in the first quarter of 2017.

“We are pleased with our results, as we realized the best first quarter in terms of operating income since 2011. Price increases in the majority of our businesses supported our improved results. Pricing gains, however, were mitigated by transportation challenges impacting economic activity across North America, as well as the unusually cold temperatures early in the quarter, particularly in the southern United States,” said Yves Laflamme, president and chief executive officer.

Resolute also announced on May 1, 2018 the ratification of a new four-year collective agreement with its largest Canadian union, Unifor, covering 1,100 employees at eight of the company’s Canadian pulp and paper mills.

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded operating income of $48 million in the quarter, compared to $53 million in the fourth quarter of 2017. Operating results benefitted from the continued positive price momentum across most of our product offerings ($37 million), a decrease in maintenance outages and lower share-based compensation expense. These favorable elements were not sufficient to offset the significant increase in freight costs, seasonally higher energy costs, aggravated by unusually cold weather conditions, an increase in market-based stumpage fees and a decrease in shipments. Sales volumes were lower due to transportation challenges, timing of export sales, seasonally lower demand for supercalendered papers and lower productivity. The operating results in the previous quarter also included a gain on the disposition of assets of our Mokpo (South Korea) paper mill ($13 million).

In the quarter, as required under recently updated accounting guidance, the company changed its presentation of operating income by presenting the service cost component of the net periodic benefit cost in operating expenses and the other components (the “non-operating pension and postretirement benefit cost”) outside of the operating income. The change was applied retroactively by adjusting comparative financial information and had no impact on reported adjusted EBITDA.

Market Pulp

Operating income in the market pulp segment was $33 million, $4 million lower than the fourth quarter. Realized pricing continued to strengthen, reaching $710 per metric ton, an increase of $32 per metric ton, or 5%, as the pulp market supply-demand balance was favorable. Shipments were down by 26,000 metric tons to 362,000, largely due to the timing of international fluff pulp shipments, and lower productivity in our U.S. mills, mainly impacted by unusually cold weather, offset in part by additional volume of recycled pulp. The operating cost per unit (the “delivered cost”) increased by $36 per metric ton, largely due to higher freight, fuel and fiber costs, offset in part by lower maintenance and a decrease in wood chip prices. Lower volumes and higher costs outweighed the pricing gains, resulting in EBITDA of $40 million in the quarter, or $110 per metric ton, down from $44 million.

Tissue

Operating results of the tissue segment, which exclude our operations at Calhoun (Tennessee), improved marginally compared to the fourth quarter of 2017, mainly due to increased volumes. While pricing decreased by $62 per short ton, delivered cost also declined, both as a result of relatively higher parent roll sales. The results of our Calhoun tissue operations are expected to be recorded in our tissue segment sometime in the second quarter of 2018.

Wood Products

The wood products segment generated operating income of $53 million in the quarter, compared to $57 million in the previous quarter. The delivered cost in the segment rose by $24 to $342 per thousand board feet, as a result of lower internal wood chip selling prices, higher market-based stumpage fees, and an increase in transportation costs. Shipments were also lower by 11 million board feet, largely due to limited rail car availability, leading to a 16 million board feet increase in finished goods inventory, to 140 million board feet. These unfavorable elements were almost entirely offset by the continued increase in average transaction price, which rose another 5% this quarter, to $459 per thousand board feet. EBITDA for the segment was $61 million, or $134 per thousand board feet, compared to $65 million, or $139 per thousand board feet, in the fourth quarter.

Newsprint

The newsprint segment incurred an operating loss of $4 million in the quarter, compared to a loss of $6 million in the fourth quarter of 2017. Improving market conditions continued to push the average transaction price up to $558 per metric ton, an increase of $33 per metric ton in the quarter. The timing of export sales and transportation issues, however, significantly impacted shipments, which fell from 410,000 metric tons to 355,000 metric tons in the quarter. The delivered cost increased by $28 per metric ton, largely because of lower volumes, an increase in freight costs and seasonally higher energy costs. Favorable pricing outweighed the lower volumes and higher costs, resulting in a marginal improvement of $1 million in EBITDA, to $12 million for the quarter, equivalent to $34 per metric ton. Delays in shipments were the largest contributor to the 15,000 metric ton increase in finished goods inventory.

Specialty Papers

The specialty papers segment incurred an operating loss of $7 million in the first quarter, an improvement of $6 million compared to the prior quarter. The average transaction price rose by $15 per short ton, while the delivered cost decreased by $5 per short ton to $698. Lower maintenance costs, increased internal hydroelectric generation, and a decrease in wood chip prices more than compensated for the rise in freight and energy costs. Shipments, however, dropped by 18,000 short tons, or 6%, reflecting seasonally higher demand in the fourth quarter. Overall, EBITDA improved by $25 per short ton, or $7 million, compared to the previous quarter, to $5 million.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company generated operating income of $48 million in the first quarter, compared to an operating loss of $9 million for the same period in 2017, reflecting the favorable market dynamics across most segments. Overall pricing added $114 million to our results compared to 2017, as the average transaction price increased by 31% for wood products, 20% for market pulp, 9% for newsprint and 2% for specialty papers. The improvement in operating income also included the elimination of fixed costs due to capacity closures in our newsprint and specialty papers segments ($22 million) in 2017. In addition, there were no closure-related costs in the quarter.

These favorable items were partially offset by an overall decrease in volume ($31 million), largely associated with the restructuring initiatives in our paper segments, the unfavorable impact of the stronger Canadian dollar ($17 million), as well as higher freight expenses ($18 million), and an increase in maintenance, energy and fiber costs ($24 million).

Corporate and Finance

During the quarter, $25 million was invested in capital expenditures and $21 million paid in cash duty deposits. Cumulative duty deposits recorded on our balance sheet totaled $96 million, $54 million attributable to supercalendered papers, $40 million to softwood lumber and $2 million to uncoated groundwood papers.

Total debt at the end of the quarter decreased by $10 million to $779 million, while liquidity rose by $34 million, to $452 million.

Outlook

“We anticipate the supply and demand balance to remain favorable in our pulp, lumber, newsprint and specialty papers segments. Over the coming months, we also expect to benefit from increased sales momentum in our tissue business. Transportation headwinds, however, will continue to negatively impact profitability but to a lesser extent given the typical first quarter weather-related freight constraints,” added Mr. Laflamme.

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until May 17, 2018, by dialing (800) 585-8367, conference number 4595897.

Description of Special Items

Special items (in millions)	First quarter 2018	First quarter 2017
Foreign currency translation loss	$1	$—
Closure costs, impairment and other related charges	—	7
(Reversal of) inventory write-downs related to closures	(1)	4
Start-up costs	8	8
Non-operating pension and OPEB credits	(13)	(3)
Other expense, net	6	—
Income tax effect of special items	6	1

Total	$7	$17

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries and affiliates, “we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the earnings conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as Atlas Paper Holdings, Inc. and its subsidiaries, or divestitures or other strategic transactions or projects, such as our Calhoun (Tennessee) tissue operations; uncertainty or changes in political or economic conditions in the United States, Canada or other countries in which we manufacture or sell our products; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; physical and financial risks associated with global, regional and local weather and climate conditions and change; any disruption in operations or increased labor costs due to labor disputes; difficulties in our employee relations or retention; disruptions to our supply chain, operations or the delivery of our products; cybersecurity risks; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; losses that are not covered by insurance; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas or other trade remedies or restrictions; countervailing or anti-dumping duties on imports to the U.S. of our paper products and substantially all of our softwood lumber products produced at our Canadian mills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls or other laws relating to our international sales and operations; adverse outcomes of legal proceedings or disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2017.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers, which are marketed in close to 70 countries. The company owns or operates some 40 manufacturing facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors Silvana Travaglini Treasurer and Vice President, Investor Relations 514 394-2217 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months
	Ended March 31,
	2018	2017
Sales	$874	$872
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	614	671
Depreciation and amortization	53	51
Distribution costs	116	110
Selling, general and administrative expenses	43	42
Closure costs, impairment and other related charges	—	7

Operating income (loss)	48	(9)
Interest expense	(13)	(11)
Non-operating pension and other postretirement benefit credits (1)	13	3
Other expense, net	(7)	—

Income (loss) before income taxes	41	(17)
Income tax provision	(31)	(29)

Net income (loss) including noncontrolling interests	10	(46)
Net income attributable to noncontrolling interests	—	(1)

Net income (loss) attributable to Resolute Forest Products Inc.	$10	$(47)

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.11	$(0.52)
Diluted	0.11	(0.52)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	91.2	90.2
Diluted	93.0	90.2

See Note to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$13	$6
Accounts receivable, net:
Trade	384	399
Other	77	80
Inventories, net	577	526
Other current assets	32	33

Total current assets	1,083	1,044

Fixed assets, net	1,684	1,716
Amortizable intangible assets, net	64	65
Goodwill	81	81
Deferred income tax assets	1,023	1,076
Other assets	187	165

Total assets	$4,122	$4,147

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$444	$420
Current portion of long-term debt	1	1

Total current liabilities	445	421

Long-term debt, net of current portion	778	788
Pension and other postretirement benefit obligations	1,198	1,257
Deferred income tax liabilities	19	13
Other liabilities	66	68

Total liabilities	2,506	2,547

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,796	3,793
Deficit	(1,284)	(1,294)
Accumulated other comprehensive loss	(777)	(780)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,615	1,599

Noncontrolling interests	1	1

Total equity	1,616	1,600

Total liabilities and equity	$4,122	$4,147

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months
	Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$10	$(46)
Adjustments to reconcile net income (loss) including noncontrolling interests to net cash provided by (used in) operating activities:
Share-based compensation	3	4
Depreciation and amortization	53	51
(Reversal of) inventory write-downs related to closures	(1)	4
Deferred income taxes	30	28
Net pension contributions and other postretirement benefit payments	(35)	(30)
Loss (gain) on translation of foreign currency denominated deferred income taxes	27	(10)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(22)	9
Net planned major maintenance amortization	6	1
Changes in working capital:
Accounts receivable	19	(11)
Inventories	(50)	(40)
Other current assets	(5)	—
Accounts payable and accrued liabilities	28	1
Other, net	(1)	—

Net cash provided by (used in) operating activities	62	(39)

Cash flows from investing activities:
Cash invested in fixed assets	(25)	(69)
Increase in countervailing duty cash deposits on supercalendered paper	(5)	(5)
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(14)	—
Increase in countervailing duty cash deposits on uncoated groundwood paper	(2)	—

Cash used in investing activities	(46)	(74)

Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(9)	118
Payments of financing and credit facility fees	(1)	—

Cash (used in) provided by financing activities	(10)	118

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(1)	—

Net increase in cash and cash equivalents, and restricted cash	5	5
Cash and cash equivalents, and restricted cash:
Beginning of period	49	73

End of period	$54	$78

Cash and cash equivalents, and restricted cash at period end:
Cash and cash equivalents	$13	$39
Restricted cash (included in “Other current assets” and “Other assets”)	41	39

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended March 31, 2018 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$48	$10	$0.11

Adjustments for special items:
Foreign exchange loss	—	1	0.01
Reversal of inventory write-downs related to closures	(1)	(1)	(0.01)
Start-up costs	8	8	0.09
Non-operating pension and OPEB credits	—	(13)	(0.14)
Other expense, net	—	6	0.06
Income tax effect of special items	—	6	0.06

Adjusted for special items	$55	$17	$0.18

Three months ended March 31, 2017 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(9)	$(47)	$(0.52)

Adjustments for special items:
Closure costs, impairment and other related charges	7	7	0.08
Inventory write-downs related to closures	4	4	0.04
Start-up costs	8	8	0.09
Non-operating pension and OPEB credits	—	(3)	(0.03)
Income tax effect of special items	—	1	0.01

Adjusted for special items	$10	$(30)	$(0.33)

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2018 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$33	$(1)	$53	$(4)	$(7)	$(64)	$10
Interest expense						13	13
Income tax provision						31	31
Depreciation and amortization	7	1	8	16	12	9	53

EBITDA	$40	$—	$61	$12	$5	$(11)	$107
Foreign exchange loss						1	1
Reversal of inventory write-downs related to closures						(1)	(1)
Start-up costs						8	8
Non-operating pension and OPEB credits						(13)	(13)
Other expense, net						6	6

Adjusted EBITDA	$40	$—	$61	$12	$5	$(10)	$108

Three months ended March 31, 2017 (unaudited, in millions)	Market pulp	Tissue	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$7	$—	$20	$(4)	$4	$(73)	$(46)
Interest expense						11	11
Income tax provision						29	29
Depreciation and amortization	8	1	9	16	12	5	51

EBITDA	$15	$1	$29	$12	$16	$(28)	$45
Closure costs, impairment and other related charges						7	7
Inventory write-downs related to closures						4	4
Start-up costs						8	8
Non-operating pension and OPEB credits						(3)	(3)

Adjusted EBITDA	$15	$1	$29	$12	$16	$(12)	$61

RESOLUTE FOREST PRODUCTS INC.

Note to the Unaudited Consolidated Financial Statement Information

1.	In March 2017, the Financial Accounting Standards Board (or “FASB”) issued Accounting Standards Update (or “ASU”) 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which requires employers that present a measure of operating income in their statements of earnings to disaggregate and present only the service cost component of net periodic pension cost and net periodic other postretirement benefit (or “OPEB”) cost in operating expenses (together with other employee compensation costs arising during the period). The other components of the net periodic pension cost and net periodic OPEB cost (or “Non-operating pension and OPEB costs”) are reported separately outside any subtotal of operating income. This update is effective retrospectively for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We adopted this ASU on January 1, 2018.

The effect of this ASU on our Consolidated Statements of Operations for the three months ended March 31, 2018 and 2017 was as follows:

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
(Unaudited, in millions)	Before ASU	Effect of Change	As Reported	As Previously Reported	Effect of Change	As Adjusted
Cost of sales, excluding depreciation, amortization and distribution costs	$600	$14	$614	$667	$4	$671
Selling, general and administrative expenses	44	(1)	43	43	(1)	42
Operating income (loss)	61	(13)	48	(6)	(3)	(9)
Non-operating pension and other postretirement benefit credits	—	13	13	—	3	3

RESOLUTE FOREST PRODUCTS INC.

Note to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with FASB Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign exchange gains and losses, non-operating pension and OPEB costs and credits, other income (expense), net, and the income tax effect of special items.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.